Libbey Inc.

Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Benjamin Schlater	Lisa Fell
Vice President, Treasurer, Investor Relations and Corporate Development	Director of Corporate Communications
(419) 325-2612	(419) 325-2001
benjamin.schlater@libbey.com	lfell@libbey.com

FOR IMMEDIATE RELEASE
THURSDAY, JULY 30, 2015

LIBBEY INC. ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS

•	Company sees solid growth of 6.5 percent (constant currency) in foodservice despite continued weakness in restaurant traffic

•	Total Company sales increased 4.5 percent (constant currency) over prior year through the first half

•	Company reaffirms prior guidance at the low end of the range

TOLEDO, OHIO, JULY 30, 2015--Libbey Inc. (NYSE MKT: LBY), one of the largest glass tableware manufacturers in the world, today reported results for the second quarter-ended June 30, 2015.

Second Quarter Financial Highlights

•
Net sales for the second quarter were $214.1 million, compared to $223.5 million for the second quarter of 2014, a decrease of 4.2 percent (or an increase of 1.4 percent excluding currency fluctuation).

•
Net income for the second quarter of 2015 was $14.4 million, compared to a net loss of $25.2 million in the prior-year second quarter. Net income during the second quarter of 2014 included a $47.2 million charge for the retirement of debt during the period. Adjusted net income (see Table 1) for the second quarter of 2015 was $17.1 million, compared to $22.6 million recorded in the second quarter of 2014.

•
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (see Table 3) for the second quarter of 2015 were $34.5 million, compared to $41.0 million in the prior-year quarter.

•	In the second quarter of 2015, Libbey repurchased 153,068 shares at an average price of $40.05 and paid a quarterly dividend of $0.11 per share.

“While net sales growth of 1.4 percent on a constant currency basis was below our expectations for the quarter, we continued to see strong growth of 6.5 percent in our core foodservice business. This is the fourth consecutive

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Libbey Inc.

quarter in which foodservice traffic was down, yet Libbey has been able to outperform the industry in each quarter by leveraging our financial strength and successful execution of proactive growth strategies. In the second quarter, however, a handful of unanticipated costs and a more inconsistent global backdrop than expected affected our overall results,” said Stephanie A. Streeter, chief executive officer of Libbey Inc. “While these results are disappointing, they have not caused us to revise our outlook for the remainder of 2015. As we look forward, we believe that our strategic growth investments across the business are starting to gain traction and should support our performance in the second half of the year. As a result, we reaffirm our expectations, albeit at the low end of the range, of top-line growth of 5 to 6 percent on a constant currency basis for the full-year 2015 and Adjusted EBITDA margins of approximately 15 percent.”

Second Quarter Segment Sales and Operational Review

•
Net sales in the Americas segment were $149.5 million, compared to $154.5 million in the second quarter of 2014, a decrease of 3.2 percent (or an increase of 0.3 percent excluding currency impact). The reduction in net sales was primarily in the retail and business-to-business channels in Latin America, partially offset by increases in the foodservice channel.

•	Net sales in the EMEA segment decreased 18.3 percent (or an increase of 0.2 percent excluding currency impact) to $32.1 million, compared to $39.3 million in the second quarter of 2014.

•	Net sales in the U.S. Sourcing segment were $22.6 million in the second quarter of 2015, compared to $21.4 million in the prior-year quarter, an increase of 5.4 percent.

•
Net sales in Other were $9.9 million in the second quarter of 2015, compared to $8.4 million in the comparable period last year, reflecting an 18.2 percent increase in sales (18.4 percent excluding currency impact) in the Asia Pacific region.

•	Interest expense was $4.5 million in the second quarter of 2015, a decrease of $1.0 million, compared to $5.5 million in the year-ago period.

•
The Company’s effective tax rate was 14.4 percent for the quarter-ended June 30, 2015, compared to (10.3) percent for the quarter-ended June 30, 2014. The effective rate in both years was generally influenced by foreign earnings with differing statutory rates, foreign withholding tax, accruals related to uncertain tax positions and other activity in jurisdictions with recorded valuation allowances.

Six-Month Financial Highlights

•
Net sales for the first six months of 2015 were $401.4 million, compared to $405.1 million for the first half of 2014, a decrease of 0.9 percent (or an increase of 4.5 percent excluding currency fluctuation).

•
Net income for the first six months of 2015 was $17.5 million, compared to a net loss of $28.6 million during the first half of 2014. Net income for the first six months of 2014 included a $47.2 million charge for the retirement of debt during the period. Adjusted net income (see Table 2) for the first six months of 2015 was $20.7 million, compared to $25.1 million recorded in the first six months of 2014.

•	Adjusted EBITDA (see Table 3) was $54.2 million for the first six months of 2015, compared to $61.1 million for the first half of 2014.

•	Year to date in 2015, Libbey has repurchased 412,473 shares at an average price of $37.03.

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Libbey Inc.

Six-Month Segment Sales and Operational Review

•
Sales in the Americas segment were $277.9 million, compared to $276.4 million in the first six months of 2014, an increase of 0.5 percent (or 3.7 percent excluding currency fluctuation). Sales performance was led by a 5.3 percent increase in sales within our United States and Canada region, partially offset by an 8.9 percent decrease in our Latin America region (or 0.2 percent increase excluding currency impact).

•	Sales in the EMEA segment decreased 17.8 percent (or flat excluding currency impact) to $60.6 million, compared to $73.7 million in the first half of 2014.

•	Sales in the U.S. Sourcing segment increased 12.3 percent to $44.0 million, compared to $39.1 million in the first half of 2014.

•
Sales in Other were $19.0 million in the first six months of 2015, compared to $15.9 million in the prior-year period. This increase was the result of a 19.4 percent increase in sales (20.5 percent excluding currency impact) in the Asia Pacific region.

•
Interest expense in the first six months of 2015 was $9.1 million, a decrease of $4.1 million compared to $13.2 million in the year-ago period, primarily driven by lower interest rates as a result of the refinancing completed during the second quarter of 2014.

•
Our effective tax rate was 17.5 percent for the six months ended June 30, 2015, compared to (4.3) percent for the six months ended June 30, 2014. The effective tax rate was generally influenced by foreign earnings with differing statutory rates, foreign withholding tax, accruals related to uncertain tax positions, intra-period tax allocation and other activity in jurisdictions with recorded valuation allowances.

New High-End Glassware Launch

On July 6, 2015, Libbey disclosed details surrounding the Company’s previously announced $30 million investment at its Shreveport, Louisiana, manufacturing facility with the launch of its premium Perfect Signature™ collection. Manufacturing of the new glassware is anticipated to reach full production during the fourth quarter of this year and is expected to launch in select retail and foodservice markets during the fourth quarter, with a broader rollout planned for 2016. The new high brilliance, elegant glass collection contains the Company’s unique ClearFire™ glass formula and represents the culmination of over two years of research and development, planning, installation and testing of new production equipment. Perfect Signature™ features thin rims, tall stems, a flat foot and unique shapes and will be backed by Libbey's 25-year consumer warranty, which guarantees against chipping.

Balance Sheet and Liquidity

•
Libbey reported that it had available capacity of $76.9 million under its ABL credit facility as of June 30, 2015, with $14.0 million of loans currently outstanding. The Company also had cash on hand of $31.4 million as of June 30, 2015.

•
As of June 30, 2015, working capital, defined as inventories and accounts receivable less accounts payable, was $221.6 million, an increase of $13.7 million compared to $207.9 million at June 30, 2014 (see Table 5). The increase was primarily a result of higher inventories and lower accounts payable, partially offset by lower accounts receivable.

Sherry Buck, chief financial officer, concluded: “We were able to generate free cash flow of $11.2 million during the quarter while still prioritizing several planned capital investments across the business designed to drive future growth. During the second half of this year, we expect to see continued strength in our gross margins and will continue to emphasize returns to shareholders through our balanced capital allocation plan.”

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Libbey Inc.

Webcast Information

Libbey will hold a conference call for investors on Thursday, July 30, 2015, at 11 a.m. Eastern Daylight Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations' section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.

About Libbey Inc.

Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2014, Libbey Inc.'s net sales totaled $852.5 million. Additional information is available at www.libbey.com.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 13, 2015. Important factors potentially affecting performance include but are not limited to risks related to our ability to borrow under our ABL credit agreement; increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per-share amounts)
(unaudited)

	Three months ended June 30,
	2015	2014

Net sales	$214,051	$223,536
Freight billed to customers	735	893
Total revenues	214,786	224,429
Cost of sales (1)	157,896	164,162
Gross profit	56,890	60,267
Selling, general and administrative expenses (1)	36,390	30,726
Income from operations	20,500	29,541
Loss on redemption of debt (1)	—	(47,191)
Other income (1)	846	322
Earnings (loss) before interest and income taxes	21,346	(17,328)
Interest expense	4,538	5,486
Income (loss) before income taxes	16,808	(22,814)
Provision for income taxes (1)	2,414	2,354
Net income (loss)	$14,394	$(25,168)

Net income (loss) per share:
Basic	$0.66	$(1.16)
Diluted	$0.65	$(1.16)
Dividends per share	$0.11	$—

Weighted average shares:
Outstanding	21,775	21,673
Diluted	22,234	21,673

(1) Refer to Table 1 for Special Items detail.

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per-share amounts)
(unaudited)

	Six months ended June 30,
	2015	2014

Net sales	$401,416	$405,117
Freight billed to customers	1,341	1,707
Total revenues	402,757	406,824
Cost of sales (1)	303,372	314,218
Gross profit	99,385	92,606
Selling, general and administrative expenses (1)	70,789	59,604
Income from operations	28,596	33,002
Loss on redemption of debt (1)	—	(47,191)
Other income (1)	1,673	—
Earnings (loss) before interest and income taxes	30,269	(14,189)
Interest expense	9,061	13,187
Income (loss) before income taxes	21,208	(27,376)
Provision for income taxes (1)	3,702	1,176
Net income (loss)	$17,506	$(28,552)

Net income (loss) per share:
Basic	$0.80	$(1.32)
Diluted	$0.78	$(1.32)
Dividends per share	$0.22	$—

Weighted average shares:
Outstanding	21,827	21,600
Diluted	22,305	21,600

(1) Refer to Table 2 for Special Items detail.

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS:
Cash and cash equivalents	$31,352	$60,044
Accounts receivable — net	96,694	91,106
Inventories — net	193,728	169,828
Other current assets	27,169	27,701
Total current assets	348,943	348,679

Pension asset	848	848
Purchased intangibles — net	16,937	17,771
Goodwill	164,112	164,112
Deferred income taxes	5,521	5,566
Other assets	14,168	13,976
Total other assets	201,586	202,273
Property, plant and equipment — net	282,902	277,978
Total assets	$833,431	$828,930

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$68,865	82,485
Salaries and wages	29,630	29,035
Accrued liabilities	53,528	42,638
Accrued income taxes	1,103	2,010
Pension liability (current portion)	1,435	1,488
Non-pension postretirement benefits (current portion)	4,800	4,800
Derivative liability	2,296	2,653
Deferred income taxes	3,633	3,633
Long-term debt due within one year	4,577	7,658
Total current liabilities	169,867	176,400

Long-term debt	447,633	436,264
Pension liability	50,050	56,462
Non-pension postretirement benefits	60,442	63,301
Deferred income taxes	5,760	5,893
Other long-term liabilities	14,810	13,156
Total liabilities	748,562	751,476

Common stock and capital in excess of par value	326,700	331,609
Treasury stock	(5,884)	(1,060)
Retained deficit	(101,942)	(114,648)
Accumulated other comprehensive loss	(134,005)	(138,447)
Total shareholders’ equity	84,869	77,454
Total liabilities and shareholders’ equity	$833,431	$828,930

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three months ended June 30,
	2015	2014
Operating activities:
Net income (loss)	$14,394	$(25,168)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,469	10,592
Loss on asset sales and disposals	92	17
Change in accounts receivable	(1,802)	(19,481)
Change in inventories	(9,699)	(8,168)
Change in accounts payable	(5,002)	6,667
Accrued interest and amortization of discounts and finance fees	390	(5,911)
Call premium on senior notes	—	37,348
Write-off of finance fees on senior notes	—	9,086
Pension & non-pension postretirement benefits	895	1,397
Restructuring	—	(46)
Accrued liabilities & prepaid expenses	14,978	4,647
Income taxes	422	(770)
Share-based compensation expense	2,515	1,634
Other operating activities	90	(1,491)
Net cash provided by operating activities	27,742	10,353

Investing activities:
Additions to property, plant and equipment	(16,577)	(11,934)
Proceeds from asset sales and other	2	—
Net cash used in investing activities	(16,575)	(11,934)

Financing activities:
Borrowings on ABL credit facility	30,400	21,300
Repayments on ABL credit facility	(20,500)	(14,300)
Other repayments	(12)	(65)
Other borrowings	—	1,964
Payments on 6.875% senior notes	—	(405,000)
Proceeds from Term Loan B	—	438,900
Repayments on Term Loan B	(1,100)	—
Call premium on senior notes	—	(37,348)
Stock options exercised	1,141	1,786
Debt issuance costs and other	—	(6,868)
Dividends	(2,398)	—
Treasury shares purchased	(6,131)	—
Net cash provided by financing activities	1,400	369

Effect of exchange rate fluctuations on cash	169	(52)
Increase (decrease) in cash	12,736	(1,264)

Cash & cash equivalents at beginning of period	18,616	24,473
Cash & cash equivalents at end of period	$31,352	$23,209

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six months ended June 30,
	2015	2014
Operating activities:
Net income (loss)	$17,506	$(28,552)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	20,653	21,268
Loss on asset sales and disposals	303	13
Change in accounts receivable	(7,449)	(14,403)
Change in inventories	(26,419)	(19,363)
Change in accounts payable	(7,341)	1,352
Accrued interest and amortization of discounts and finance fees	602	1,345
Call premium on senior notes	—	37,348
Write-off of finance fees on senior notes	—	9,086
Pension & non-pension postretirement benefits	1,898	2,769
Restructuring	—	(289)
Accrued liabilities & prepaid expenses	12,102	(7,722)
Income taxes	(938)	(3,923)
Share-based compensation expense	4,644	2,637
Other operating activities	(1,055)	(1,586)
Net cash provided by (used in) operating activities	14,506	(20)

Investing activities:
Additions to property, plant and equipment	(33,236)	(21,835)
Proceeds from furnace malfunction insurance recovery	—	2,350
Proceeds from asset sales and other	2	4
Net cash used in investing activities	(33,234)	(19,481)

Financing activities:
Borrowings on ABL credit facility	44,500	21,300
Repayments on ABL credit facility	(30,500)	(14,300)
Other repayments	(3,267)	(115)
Other borrowings	—	1,964
Payments on 6.875% senior notes	—	(405,000)
Proceeds from Term Loan B	—	438,900
Repayments on Term Loan B	(2,200)	—
Call premium on senior notes	—	(37,348)
Stock options exercised	2,989	2,122
Debt issuance costs and other	—	(6,868)
Dividends	(4,800)	—
Treasury shares purchased	(15,275)	—
Net cash (used in) provided by financing activities	(8,553)	655

Effect of exchange rate fluctuations on cash	(1,411)	(153)
Decrease in cash	(28,692)	(18,999)

Cash & cash equivalents at beginning of period	60,044	42,208
Cash & cash equivalents at end of period	$31,352	$23,209

In accordance with the SEC’s Regulation G, tables 1 through 6 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey's core business and trends. In addition, it is the basis on which Libbey's management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

Table 1
Reconciliation of "As Reported" Results to "As Adjusted" Results - Quarter
(dollars in thousands, except per-share amounts)
(unaudited)
	Three months ended June 30,
	2015			2014
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$214,051	$—	$214,051	$223,536	$—	$223,536
Freight billed to customers	735	—	735	893	—	893
Total revenues	214,786	—	214,786	224,429	—	224,429
Cost of sales	157,896	223	157,673	164,162	576	163,586
Gross profit	56,890	(223)	57,113	60,267	(576)	60,843
Selling, general and administrative expenses	36,390	3,015	33,375	30,726	—	30,726
Income from operations	20,500	(3,238)	23,738	29,541	(576)	30,117
Loss on redemption of debt	—	—	—	(47,191)	(47,191)	—
Other income	846	566	280	322	—	322
Earnings (loss) before interest and income taxes	21,346	(2,672)	24,018	(17,328)	(47,767)	30,439
Interest expense	4,538	—	4,538	5,486	—	5,486
Income (loss) before income taxes	16,808	(2,672)	19,480	(22,814)	(47,767)	24,953
Provision for income taxes	2,414	30	2,384	2,354	—	2,354
Net income (loss)	$14,394	$(2,702)	$17,096	$(25,168)	$(47,767)	$22,599

Net income (loss) per share:
Basic	$0.66	$(0.12)	$0.79	$(1.16)	$(2.20)	$1.04
Diluted	$0.65	$(0.12)	$0.77	$(1.16)	$(2.20)	$1.02

Weighted average shares:
Outstanding	21,775			21,673		21,673
Diluted	22,234			21,673		22,164

	Three months ended June 30, 2015				Three months ended June 30, 2014
Special Items Detail - (Income) Expense:	Environmental Obligation (1)	Reorganization (2)	Derivatives (3)	Total Special Items	Debt Costs(4)	Furnace Malfunction (5)	Total Special Items
Cost of sales	$223	$—	$—	$223	$—	$576	$576
SG&A	—	3,015	—	3,015	—	—	—
Loss on redemption of debt	—	—	—	—	47,191	—	47,191
Other (income) expense	—	—	(566)	(566)	—	—	—
Income taxes	—	(140)	170	30	—	—	—
Total Special Items	$223	$2,875	$(396)	$2,702	$47,191	$576	$47,767

(1) Environmental obligation relates to our assessment of Syracuse China Company as a potentially responsible party with respect to the Lower Ley Creek sub-site of the Onondaga Lake Superfund site.
(2) Management reorganization to support our growth strategy.
(3) Derivatives relate to hedge ineffectiveness on our natural gas contracts and interest rate swap, as well as, mark-to-market adjustments on our natural gas contracts that have been de-designated and those for which we did not elect hedge accounting.
(4) Debt costs include the write-off of unamortized finance fees and call premium payments on the $405.0 million senior notes redeemed in April and May 2014, and the write-off of the debt carrying value adjustment related to the termination of the $45.0 million interest rate swap.
(5) Furnace malfunction relates to loss of production at our Toledo, Ohio, manufacturing facility.

Table 2
Reconciliation of "As Reported" Results to "As Adjusted" Results - Six Months
(dollars in thousands, except per-share amounts)
(unaudited)
	Six months ended June 30,
	2015			2014
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$401,416	$—	$401,416	$405,117	$—	$405,117
Freight billed to customers	1,341	—	1,341	1,707	—	1,707
Total revenues	402,757	—	402,757	406,824	—	406,824
Cost of sales	303,372	223	303,149	314,218	6,867	307,351
Gross profit	99,385	(223)	99,608	92,606	(6,867)	99,473
Selling, general and administrative expenses	70,789	3,250	67,539	59,604	—	59,604
Income from operations	28,596	(3,473)	32,069	33,002	(6,867)	39,869
Loss on redemption of debt	—	—	—	(47,191)	(47,191)	—
Other income (expense)	1,673	167	1,506	—	70	(70)
Earnings (loss) before interest and income taxes	30,269	(3,306)	33,575	(14,189)	(53,988)	39,799
Interest expense	9,061	—	9,061	13,187	—	13,187
Income (loss) before income taxes	21,208	(3,306)	24,514	(27,376)	(53,988)	26,612
Provision for income taxes	3,702	(90)	3,792	1,176	(341)	1,517
Net income (loss)	$17,506	$(3,216)	$20,722	$(28,552)	$(53,647)	$25,095

Net income (loss) per share:
Basic	$0.80	$(0.15)	$0.95	$(1.32)	$(2.48)	$1.16
Diluted	$0.78	$(0.14)	$0.93	$(1.32)	$(2.48)	$1.14

Weighted average shares:
Outstanding	21,827			21,600		21,600
Diluted	22,305			21,600		22,066

	Six months ended June 30, 2015					Six months ended June 30, 2014
Special Items Detail - (Income) Expense:	Reorganization(1)	Executive Retirement	Derivatives(2)	Environmental Obligation(3)	Total Special Items	Restructuring Charge(4)	Furnace Malfunction(5)	Derivatives(2)	Debt Costs(6)	Total Special Items
Cost of sales	$—	$—	$—	$223	$223	$985	$5,882	$—	$—	$6,867
SG&A	3,015	235	—	—	3,250	—	—	—	—	—
Loss on redemption of debt	—	—	—	—	—	—	—	—	47,191	47,191
Other (income) expense	—	—	(167)	—	(167)	—	—	(70)		(70)
Income taxes	(140)	—	50	—	(90)	(296)	(45)	—	—	(341)
Total Special Items	$2,875	$235	$(117)	$223	$3,216	$689	$5,837	$(70)	$47,191	$53,647

(1) Management reorganization to support our growth strategy.
(2) Derivatives relate to hedge ineffectiveness on our natural gas contracts and interest rate swap, as well as, mark-to-market adjustments on our natural gas contracts that have been de-designated and those for which we did not elect hedge accounting.
(3) Environmental obligation relates to our assessment of Syracuse China Company as a potentially responsible party with respect to the Lower Ley Creek sub-site of the Onondaga Lake Superfund site.
(4) Restructuring charges relate to discontinuing production of certain glassware in North America and reducing manufacturing capacity at our Shreveport, Louisiana, manufacturing facility.
(5) Furnace malfunction relates to loss of production at our Toledo, Ohio, manufacturing facility.
(6) Debt costs include the write-off of unamortized finance fees and call premium payments on the $405.0 million senior notes redeemed in April and May 2014, and the write-off of the debt carrying value adjustment related to the termination of the $45.0 million interest rate swap.

Table 3
Reconciliation of Net Income (Loss) to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
(dollars in thousands)
(unaudited)
	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Reported net income (loss)	$14,394	$(25,168)	$17,506	$(28,552)
Add:
Interest expense	4,538	5,486	9,061	13,187
Provision for income taxes	2,414	2,354	3,702	1,176
Depreciation and amortization	10,469	10,592	20,653	21,268
EBITDA	31,815	(6,736)	50,922	7,079
Add: Special items before interest and taxes	2,672	47,767	3,306	53,988
Adjusted EBITDA	$34,487	$41,031	$54,228	$61,067

Table 4
Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net cash provided by (used in) operating activities	$27,742	$10,353	$14,506	$(20)
Capital expenditures	(16,577)	(11,934)	(33,236)	(21,835)
Proceeds from furnace malfunction insurance recovery	—	—	—	2,350
Proceeds from asset sales and other	2	—	2	4
Free Cash Flow	$11,167	$(1,581)	$(18,728)	$(19,501)

Table 5
Reconciliation to Working Capital
(dollars in thousands)
(unaudited)
	June 30, 2015	June 30, 2014	December 31, 2014
Add:
Accounts receivable	$96,694	$106,345	$91,106
Inventories	193,728	182,100	169,828
Less: Accounts payable	68,865	80,546	82,485
Working Capital	$221,557	$207,899	$178,449

Table 6
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended June 30,		Six months ended June 30,
Net Sales:	2015	2014	2015	2014

Americas (1)	$149,491	$154,450	$277,863	$276,375
EMEA (2)	32,126	39,331	60,635	73,729
U.S. Sourcing (3)	22,558	21,396	43,957	39,130
Other (4)	9,876	8,359	18,961	15,883
Consolidated	$214,051	$223,536	$401,416	$405,117

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
Americas (1)	$28,557	$32,986	$44,880	$47,975
EMEA (2)	1,786	1,910	1,020	2,163
U.S. Sourcing (3)	1,761	2,301	3,386	3,169
Other (4)	1,076	869	2,946	1,314
Segment EBIT	$33,180	$38,066	$52,232	$54,621

Reconciliation of Segment EBIT to Net Income (Loss):
Segment EBIT	$33,180	$38,066	$52,232	$54,621
Retained corporate costs (6)	(9,162)	(7,627)	(18,657)	(14,822)
Consolidated Adjusted EBIT	24,018	30,439	33,575	39,799
Loss on redemption of debt	—	(47,191)	—	(47,191)
Furnace malfunction	—	(576)	—	(5,882)
Environmental obligation	(223)	—	(223)	—
Reorganization charges	(3,015)		(3,015)
Restructuring charges	—	—	—	(985)
Derivatives	566	—	167	70
Executive retirement	—	—	(235)	—
Special items before interest and taxes	(2,672)	(47,767)	(3,306)	(53,988)
Interest expense	(4,538)	(5,486)	(9,061)	(13,187)
Income taxes	(2,414)	(2,354)	(3,702)	(1,176)
Net income (loss)	$14,394	$(25,168)	$17,506	$(28,552)

Depreciation & Amortization:
Americas (1)	$6,411	$5,851	$12,482	$11,810
EMEA (2)	2,137	2,738	4,314	5,364
U.S. Sourcing (3)	6	7	12	14
Other (4)	1,481	1,628	2,972	3,272
Corporate	434	368	873	808
Consolidated	$10,469	$10,592	$20,653	$21,268
(1) Americas—includes worldwide sales of manufactured and sourced glass tableware having an end market destination in North and South America.
(2) EMEA—includes worldwide sales of manufactured and sourced glass tableware having an end market destination in Europe, the Middle East and Africa.
(3) U.S. Sourcing—includes U.S. sales of sourced ceramic dinnerware, metal tableware, hollowware, and serveware.
(4) Other—includes worldwide sales of manufactured and sourced glass tableware having an end market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance.
(6) Retained corporate costs includes certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.